                                                                    EXHIBIT 99.3

NEWS RELEASE


For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 2, 2001



                         GULF ISLAND FABRICATION, INC.
                          REPORTS ORGANIZATION CHANGE


     Houma, LA - Mr. Kerry J. Chauvin, President and C.E.O. of Gulf Island Fabrication, Inc. (NASDAQ: GIFI), today announced that it's Board of Directors approved the appointment of Mr. Kirk J. Meche to Executive Vice President of Operations of Gulf Island Fabrication, Inc. effective February 1, 2001. He will be responsible for managing the operations of Gulf Island, L.L.C., Dolphin Services, Inc. and Southport, Inc. (wholly owned subsidiaries of Gulf Island Fabrication, Inc.).

     Mr. Meche was also appointed President of Gulf Island, L.L.C. to manage its day to day operations. He was previously President of Southport, Inc.

     Mr. Steve Becnel was promoted to President and C.E.O. of Southport, Inc. previously Vice President of Operations.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales.
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                         GULF ISLAND FABRICATION, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)


                                                  Three Months Ended              Twelve Months Ended
                                                     December 31,                    December 31,
                                                -----------------------         -------------------------
                                                  2000            1999            2000             1999
                                                -------         -------         --------         --------
Revenue                                         $24,425         $32,772         $112,090         $120,241
Cost of revenue                                  21,366          30,224          101,648          105,813
                                                -------         -------         --------         --------
Gross profit                                      3,059           2,548           10,442           14,428
General and administrative expenses               1,294             984            4,489            4,210
                                                -------         -------         --------         --------
Operating income                                  1,765           1,564            5,953           10,218

Other income (expense):
  Interest expense                                   (9)            (12)             (34)             (58)
  Interest income                                   347             269            1,332              739
  Other - net                                      (389)            (87)            (558)            (116)
                                                -------         -------         --------         --------
                                                    (51)            170              740              565
                                                -------         -------         --------         --------

Income before income taxes                        1,714           1,734            6,693           10,783
Income taxes                                        683             662            2,507            4,097
                                                -------         -------         --------         --------
Net income                                      $ 1,031         $ 1,072         $  4,186         $  6,686
                                                =======         =======         ========         ========
Per share data:
  Basic earnings per share                      $  0.09         $  0.09         $   0.36         $   0.57
                                                =======         =======         ========         ========
  Diluted earnings per share(1)                 $  0.09         $  0.09         $   0.36         $   0.57
                                                =======         =======         ========         ========
Weighted-average shares                          11,681          11,638           11,666           11,638
                                                =======         =======         ========         ========
Adjusted weighted-average shares(1)              11,776          11,686           11,756           11,691
                                                =======         =======         ========         ========
Depreciation and amortization included
 in expense above                               $ 1,207         $ 1,292         $  4,771         $  4,973
                                                =======         =======         ========         ========

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(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the